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                                                                    Exhibit 99.1


[LOGO] FiberNet
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CONTACT:  Michael Liss or Trey Farmer           Philip L. DiGennaro
          FiberNet Telecom Group, Inc.          Devnet, L.L.C.
          212-405-6200                          203-454-2888


                        FIBERNET ACQUIRES DEVNET, L.L.C.


NEW YORK (August 3, 2000) - FiberNet Telecom Group, Inc (NASDAQ: FTGX) today announced that it has completed the acquisition of Devnet, L.L.C. Devnet is a provider of carrier-neutral telecommunications access and infrastructure to commercial office properties. Devnet manages the telecommunications assets and access for an institutional portfolio of over 40 million square feet of commercial office space across the country, including properties owned by institutions such as Teachers Insurance and Annuity Association of America, Prime Group Realty, L.P. and major private owners. The purchase price for the acquisition was approximately $15 million of cash and 3.5 million shares of FiberNet common stock.

Philip L. DiGennaro was named President of FiberNet Real Estate Services (formerly Devnet), which will be operated as a subsidiary of FiberNet, and will also be appointed to the Board of Directors of FiberNet.

In the acquisition of Devnet, FiberNet was represented by Deutsche Banc Alex. Brown.

Michael S. Liss, President and CEO of FiberNet, stated "FiberNet intends to be the leading next generation optical network in the metropolitan local loop. The Devnet acquisition enhances our real estate portfolio and accelerates the extension of our carrier-quality network into Class A commercial office properties. We are excited to have Phil and his team join FiberNet."

Philip DiGennaro, President of Devnet, stated "Devnet is committed to serving building owners and their tenants with state-of-the-art telecommunications infrastructure and access. By joining forces with FiberNet, Devnet will bring a strong suite of technologies and carriers to its entire portfolio and enhance its carrier-neutral role in buildings."

About FiberNet:
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FiberNet Telecom Group, Inc. is a carrier's carrier that designs, builds and operates 100% fiber optic transmission networks in Tier 1 cities. The Company's Metropolitan Transport Networks (MTNs) link carrier hotels and multi-tenant office buildings. FiberNet enters into license agreements with nation-wide property owners to design, build, and operate FiberNet In-building Networks
(FINs) within Class A commercial properties.
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FiberNet has lit multiple strands of fiber on its MTN throughout New York City, with extensive plans to introduce its services to other Tier 1 cities. The FiberNet backbone network utilizes a diversely routed, SONET ring architecture that extends from premier carrier hotels to Class A office buildings that are equipped with a FIN. By offering carrier class backbone reliability directly to tenants and carrier premises, FiberNet is seeking to set a new standard for the fastest local loop delivery and connectivity of DS1 to OC192, and 10/100b Ethernet circuits. For more information on FiberNet, please see our website at www.ftgx.com.
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About Devnet:
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Devnet serves building owners with complete management of their communications infrastructure by both installing a state-of-the-art network with unlimited bandwidth and providing non-exclusive cooperative agreements with integrated communications service providers. As the "access landlord," controlling the telecommunications access rights for approximately 40 million square feet of commercial real estate buildings for various institutional and private owners, Devnet brings building owners of all sizes revenue potential otherwise unattainable to any individual property owner. For more information on Devnet, please see our website at www.devnetusa.com.
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This press release contains certain forward looking statements involving known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.